UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 10, 2015

BUFFALO WILD WINGS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-24743	31-1455915
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5500 Wayzata Boulevard, Suite 1600 Minneapolis, Minnesota	55416
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   952-593-9943

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01.	Other Event.
On August 10, 2015, Blazin Wings, Inc. (“Blazin”), a wholly owned subsidiary of Buffalo Wild Wings, Inc. (the “Company”), completed the acquisition of assets primarily consisting of 39 existing Buffalo Wild Wings® restaurants and 2 Buffalo Wild Wings restaurants that are under construction, located in Texas, New Mexico and Hawaii (collectively, the “Restaurants”), in exchange for approximately $160 million in cash (the “Closing”). The purchase price was funded primarily by the Company’s cash on hand and approximately $80 million borrowed under the Company’s existing unsecured revolving credit facility pursuant to the Company’s Credit Agreement, dated as of February 2, 2013 with the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent and issuing lender, as amended.
The Restaurants were acquired pursuant to the Asset Purchase Agreement by and among Blazin and Alamowing Development, LLC, B III Wing, LLC, RioWing Development, LLC, AlamoWing NM Partners, LLC, AlamoWing NM Partners II, LLC, Southseas Wings, LLC and certain subsidiary and affiliated operating entities (together with the individual principal beneficial owners named therein, collectively, the “Sellers”), the material terms of which were previously announced in our current report on Form 8-K filed July 14, 2015.
Prior to the Closing, the Sellers operated the Restaurants as franchised locations of Buffalo Wild Wings International, Inc., a wholly owned subsidiary of Buffalo Wild Wings, Inc. Those franchise relationships were terminated in connection with the Closing.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUFFALO WILD WINGS, INC.

Date: August 14, 2015	By	/s/ Emily C. Decker
Emily C. Decker
Senior Vice President, General Counsel and Secretary